EXHIBIT 4.43

REPLACEMENT REVOLVING LOAN NOTE

March 24, 2005

$11,250,000

AirNet Systems, Inc., an Ohio corporation (the “Borrower”), promises to pay to the order of Bank One, N.A. (the “Lender”) the principal sum of $11,250,000, or such lesser amount as shall equal the unpaid principal amount of each Revolving Loan made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the main office of The Huntington National Bank in Columbus, Ohio, as Administrative Agent, together with interest thereon at the rate or rates set forth in the Agreement.  The Borrower shall pay the principal of and accrued and unpaid interest on such Revolving Loans as set forth in the Agreement.

The Lender shall, and is hereby authorized to, record by entries made by the Lender into its electronic data processing system and/or internal memoranda maintained by the Lender, or to otherwise record in accordance with its usual practice, the date and amount of each such Revolving Loan and the date and amount of each principal and interest payment hereunder.  The Borrower agrees that the sum or sums shown on such schedule, the most recent printout from the Lender’s electronic data processing system and/or such memoranda shall be rebuttably presumptive evidence of the amount of the outstanding principal, interest or any other amount due under this Note; provided, however, that the failure of the Lender to make any such entry(s) shall not affect the obligation of the Borrower to repay outstanding principal, interest or any other amount due under this Note in accordance with the terms hereof.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Amended and Restated Credit Agreement dated as of May 28, 2004, as amended by that certain Change in Terms Agreement dated November 12, 2004, by that certain Second Change in Terms Agreement, dated of even date herewith (the “Second Change in Terms”), and as the same may be further amended, modified, supplemented, extended, restated and replaced from time to time (the “Agreement”), among the Borrower, the Lenders party thereto, including the Lender, the Swingline Lender, the LC Issuer and The Huntington National Bank, as Administrative Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated.  Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

This Note is given (i) as replacement for and as evidence of the outstanding indebtedness owing by Borrower to Lender in connection with the Revolving Loans, as originally evidenced by that certain Revolving Loan Note dated September 30, 2002, given by Borrower to Lender in the face amount of $9,545,454.50, and (ii) a portion equal to 37.5% of the Revolving Commitment of Fifth Third Bank (“Fifth Third”), which portion of the Fifth Third Revolving Commitment was assigned by Fifth Third to Lender pursuant to that certain Assignment Agreement by and between Lender and Fifth Third in connection with the Second Change in Terms.

The Borrower hereby irrevocably authorizes any attorney-at-law, including any attorney-at-law employed or retained by the Administrative Agent and/or the Lender, to appear for it in any action on this Note at any time after the same becomes due as herein provided in any court of record situated in the county where this warrant was signed (being Franklin County, Ohio), or in the county where the Borrower then resides or can be found, to waive the issuing and service of process, and confess a judgment in favor of the holder of this Note against the Borrower, for the amount that may then be due, with interest at the rate(s) provided for herein, together with the costs of suit, and to waive and release all errors in said proceedings and the right to appeal from the judgment rendered.  The Borrower consents to the jurisdiction and venue of such court.  The Borrower waives any conflict of interest that any attorney-at-law employed or retained by the Administrative Agent and/or the Lender may have in confessing judgment hereunder and consents to the payment of a legal fee to any attorney-at-law confessing judgment hereunder.

AIRNET SYSTEMS, INC. an Ohio corporation

By:	/s/ Joel E. Biggerstaff
Joel E. Biggerstaff, President & Chief Executive Officer

WARNING – BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL.  IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.